Exhibit 8.1

Subsidiaries of Grab Holdings Limited*

Legal Name	Jurisdiction of Incorporation
Grab Holdings Inc.	Cayman Islands
Grab Inc.	Cayman Islands
A2G Holdings Inc.	Cayman Islands
AA Holdings Inc.	Cayman Islands
MyTeksi Sdn. Bhd.	Malaysia
Grab PH Holdings Inc.	Philippines
MyTaxi.PH, Inc.	Philippines
Grabtaxi (Thailand) Co., Ltd.	Thailand
Grabtaxi Holdings Pte. Ltd.	Singapore
Grab Company Limited	Vietnam
GrabCar Sdn. Bhd.	Malaysia
Grabtaxi Holdings (Thailand) Co., Ltd.	Thailand
PT Teknologi Pengangkutan Indonesia	Indonesia
GrabCar Pte. Ltd.	Singapore
PT Grab Teknologi Indonesia	Indonesia
Grab Rentals Pte. Ltd.	Singapore
GP Network Asia Pte. Ltd.	Singapore
PT Solusi Pengiriman Indonesia	Indonesia
PT Kudo Teknologi Indonesia	Indonesia
GPay Network (S) Pte. Ltd.	Singapore
PT Bumi Cakrawala Perkasa	Indonesia
J2 Holdings Inc.	Cayman Islands

*

Other subsidiaries and consolidated entities of Grab Holdings Limited have been omitted because, in the aggregate, they would not be a “significant subsidiary” as defined in rule 1-02(w) of Regulation S-X.